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                                                                    Exhibit 4.43

                        BLOCKED ACCOUNT CONTROL AGREEMENT

                              ("SHIFTING CONTROL")

      AGREEMENT dated as of November 25, 2003, by and among Tidel Engineering, L.P. ("Company"), Laurus Master Fund, Ltd. ("Lender") and JPMorgan Chase Bank ("Depositary").

      The parties hereto refer to Account No.32407011661 in the name of Company maintained at Depositary (the "Account") and hereby agree as follows:

      1. Company and Lender notify Depositary that by separate agreement Company has granted Lender a security interest in the Account and all funds on deposit from time to time therein. Depositary acknowledges being so notified.

      2. Prior to the Effective Time (as defined below) Depositary shall honor all withdrawal, payment, transfer or other fund disposition or other instructions which the Company is entitled to give under the Account Documentation (as hereinafter defined) (collectively, "instructions") received from the Company (but not those from Lender) concerning the Account. On and after the Effective Time (and without Company's consent), Depositary shall honor all instructions received from Lender (but not those from Company) concerning the Account and Company shall have no right or ability to access or withdraw or transfer funds from the Account.

For the purposes hereof, the "Effective Time" shall be the opening of business on the second business day next succeeding the business day on which a notice purporting to be signed by Lender in substantially the same form as Exhibit A, attached hereto, with a copy of this Agreement attached thereto (a "Shifting Control Notice"), is actually received by the individual employee of Depositary to whom the notice is required hereunder to be addressed; provided, however, that if any such notice is so received after 12:00 noon, New York City time, on any business day, the "Effective Time" shall be the opening of business on the third business day next succeeding the business day on which such receipt occurs; and, provided further, that a "business day" is any day other than a Saturday, Sunday or other day on which Depositary is or is authorized or required by law to be closed.

The Lender hereby covenants that it shall not send a Shifting Control Notice to Depositary prior to the occurrence of an Event of Default (as such term is defined in that certain Convertible Note in the aggregate principal amount of six million four hundred fifty thousand dollars ($6,450,000) payable to Lender by Company, as the same may be amended, modified and supplemented from time to time).

Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Account duly commenced by Depositary or any affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) Depositary and/or any affiliate may (at its discretion and without any obligation to do so)
(x) cease honoring Company's instructions and/or commence honoring solely Lender's instructions concerning the Account at any time or from time to time after it becomes aware that Lender has sent to it a Shifting Control Notice but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or
(y) deem a Shifting Control Notice to be received by it for

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purposes of the foregoing paragraph prior to the specified individual's actual receipt if otherwise actually received by Depositary (or if such Shifting Control Notice contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as Exhibit A or does not attach an appropriate copy of this Agreement), with no liability whatsoever to Company or any other party for doing so.

      3. This Agreement supplements, rather than replaces, Depositary's deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the "Account Documentation"), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions on or after the Effective Time, Lender shall provide Depositary with such documentation as Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of Lender. Lender may request the Depositary to provide other services (such as automatic daily transfers) with respect to the Account on or after the Effective Time; however, if such services are not authorized or otherwise covered under the Account Documentation, Depositary's decision to provide any such services shall be made in its sole discretion (including without limitation being subject to Company and/or Lender executing such Account Documentation or other documentation as Depositary may require in connection therewith).

      4. Depositary agrees not to exercise or claim any right of offset, banker's lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items, (ii) reversals or cancellations of payment orders and other electronic fund transfers, (iii) Depositary's charges, fees and expenses with respect to the Account or the services provided hereunder or (iv) overdrafts in the Account.

      5. Notwithstanding anything to the contrary in this Agreement: (i) Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Shifting Control Notice), instruction or request purportedly furnished to it by Company or Lender in accordance with the terms hereof, in which case the parties hereto agree that Depositary has no duty to make any further inquiry whatsoever;
(iii) it is hereby acknowledged and agreed that Depositary has no knowledge of (and is not required to know) the terms and provisions of the separate agreement referred to in paragraph 1 above or any other related documentation or whether any actions by Lender (including without limitation the sending of a Shifting Control Notice), Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) Depositary shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or

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communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Depositary's reasonable control.

      6.Company hereby agrees to indemnify, defend and save harmless Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Depositary) (collectively, "Covered Items") incurred in connection with this Agreement or the Account (except to the extent due to Depositary's willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred at Company's direction or instruction. Lender hereby agrees to indemnify, defend and save harmless Depositary against any Covered Items incurred (i) on or after the Effective Time in connection with this Agreement or the Account (except to the extent due to Depositary's willful misconduct or gross negligence) or any interpleader proceeding related thereto, (ii) at Lender's direction or instruction (including without limitation Depositary's honoring of a Shifting Control Notice) or (iii) due to any claim by Lender of an interest in the Account or the funds on deposit therein.

      7. Depositary may terminate this Agreement (a) in its discretion upon the sending of at least thirty (30) days' advance written notice to the other parties hereto or (b) because of a material breach by Company or Lender of any of the terms of this Agreement or the Account Documentation, upon the sending of at least twenty (20) days advance written notice to the other parties hereto. This Agreement may be terminated by Lender at any time, with or without cause, upon its delivery of at least seven (7) days' advance written notice to the other parties hereto. In connection with any such termination initiated by Depositary or Lender, Depositary shall continue to comply with the provisions of paragraph 2 up to the effective date of termination (including, if prior to such effective date the Effective Time has occurred or Depositary has received in the manner required under paragraph 2 a Shifting Control Notice, a transfer to Lender on such effective date of termination of all collected funds held in the Account as of the close of business of the immediately preceding business day). Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination.

      8.Company shall compensate Depositary for the opening and administration of the Account and services provided hereunder in accordance with Depositary's fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account.

      9. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed and delivered by the parties hereto; and
(iii) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ALL PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THE ACCOUNT OR THIS AGREEMENT. All notices under this Agreement shall be in writing and sent (including via facsimile transmission) to the parties hereto at their respective addresses or fax numbers set forth below (or to such other address or fax number as any such party shall designate in writing to the other parties from time to time).

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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

TIDEL ENGINEERING, L.P.                        LAURUS MASTER FUND, LTD.

By: /s/ Mark K. Levenick                       By: /s/ Eugene Grin
    --------------------                           ---------------
    Name: Mark K. Levenick                         Name: Eugene Grin
    Title: President & CEO                         Title: Director

Address for Notices:                           Address for Notices:
    ______________________                         825 Third Avenue - 14th Floor
    ______________________                         New York, NY 10021
    ______________________                         Fax No.: (212) 541-4434
    ______________________
    Fax No.:______________

JPMORGAN CHASE BANK

By: /s/ Brian McDougal
    ------------------
    Name: Brian McDougal
    Title: Vice President

Address for Notices:
    JPMorgan Chase Bank
    2200 Ross Avenue - 5th Floor
    Dallas, Texas 75201
    Attention: Charlotte Hardin
    Fax No.: (214) 965-3023
    Phone: (214) 965-3019

With a copy to:
    JPMorgan Chase Bank
    2200 Ross Avenue - 5th Floor
    Dallas, Texas 75201
    Attention: Debbie Poteet
    Fax No.: (214) 965-3023
    Phone: (214) 965-3020


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                                    EXHIBIT A

                       [to be placed on Lender letterhead]

                            BLOCKED ACCOUNT AGREEMENT

                             SHIFTING CONTROL NOTICE

                              _______________, ____

JPMorgan Chase Bank
[Address]
Attention:  ______________

      Re:  Blocked Account Control Agreement dated as of November ___, 2003
           (the "Agreement") by and among ___________, Laurus Master Fund, Ltd., and JPMorgan Chase Bank

Ladies and Gentlemen:

This constitutes a Shifting Control Notice as referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

                                                     LAURUS MASTER FUND, LTD.

                                                     By: ____________________
                                                         Signature
                                                         ____________________
                                                         Name
                                                         ____________________
                                                         Title: